UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2008

STAR RESORTS DEVELOPMENT INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52449
(Commission File Number)

98-0521492
(IRS Employer Identification No.)

701 Brickell Ave., Suite 1550, Miami, FL 33131
(Address of principal executive offices and Zip Code)

305-728-5254
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

 [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 1, 2008 we entered into an employment agreement with James J. Pierce to act as our Chief Financial Officer and Treasurer for a salary of $84,000 per year and 500,000 shares of our common stock per year for three years. The term of the employment agreement is for an indefinite period and either party may terminate the employment agreement by giving one month’s prior written notice.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 1, 2008 we appointed James J. Pierce as our Chief Financial Officer and Treasurer.

Mr. Pierce has a broad financial background that includes more than eight years of experience in equity trading, commodity trading, global marketing and finance. From 2001 to 2004, Mr. Pierce acted as the Assistant Vice-President of Biscayne Americas LLC. From 2004 to 2007, James also developed and maintained a sole proprietorship global community trading company called Jpierce Investments Inc., where he structured several joint venture agreements between global corporations. Jpierce Investments Inc. now has agents and suppliers in South America, the United States, Middle East and Europe.

James holds a Masters of Science in Economics with an emphasis on Finance which he earned from the University of Kansas in 2000. James is fluent in English and Spanish, both verbal and written.

Effective April 1, 2008, we appointed Max Pozzoni as a director.

Effective March 31, 2008 Enrique Abaroa Martinez has resigned as our CFO and director.

Effective March 31, 2008 Geoffrey Evett resigned as our director and Consultant.

Our board of directors now includes Alejandro Aparicio, David Craven and Max Pozzoni.

Item 9.01.	Financial Statements and Exhibits.

10.1	Employment Agreement dated April 1, 2008 with James Pierce

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR RESORTS DEVELOPMENT INC.

/s/ Alejandro Aparicio
Alejandro Aparicio
President and Director

Date: April 2, 2008